Exhibit 99.1

News Release
CONTACTS:	Jim Eglseder (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-8424	July 21, 2011
Rich Rosen, CFA (Investors)
(513) 534-3307
Debra DeCourcy, APR (Media)
(513) 534-4153

FIFTH THIRD BANCORP ANNOUNCES SECOND QUARTER 2011 NET INCOME TO COMMON SHAREHOLDERS OF $328 MILLION OR $0.35 PER SHARE

•	2Q11 net income available to common shareholders of $328 million or $0.35 per diluted common share

•	1Q11 net income to common of $88 million or $0.10 per share ($241 million or $0.27 excluding the effect of accelerated TARP discount accretion)

•	2Q10 net income to common of $130 million or $0.16 per share

•	2Q11 net income of $337 million compared with 1Q11 net income of $265 million and 2Q10 net income of $192 million

•	2Q11 return on assets of 1.2 percent

•	2Q11 return on average common equity of 11.0 percent; return on average tangible common equity of 14.0 percent

•	Pre-provision net revenue (PPNR)* of $619 million

•	Net interest income of $869 million, down 2 percent sequentially; 3.62 percent net interest margin; period end loans up 1 percent driven by 3 percent growth in C&I loans

•	Noninterest income of $656 million, up 12 percent sequentially driven primarily by stronger mortgage-related revenue, card and processing revenue and corporate banking revenue

•	Noninterest expense of $901 million, down 2 percent sequentially driven primarily by seasonal decrease in FICA and unemployment costs

•	Credit trends remain favorable

•	2Q11 net charge-offs of $304 million (1.56 percent of loans and leases), the lowest level since the first quarter of 2008, vs. 1Q11 NCOs of $367 million and 2Q10 NCOs of $434 million

•

Total nonperforming assets of $2.3 billion including held-for-sale declined $78 million or 3 percent sequentially (lowest levels since 2Q08); nonperforming assets excluding held-for-sale of $2.1 billion declined $38 million or 2 percent

•	NPA ratio of 2.66 percent down 7 bps from 1Q11, NPL ratio of 2.09 percent down 2 bps from 1Q11; NPL inflows of $449 million down 55 percent from peak in 3Q09

•	Total delinquencies (includes loans and leases 30-89 days past due and over 90 days past due) declined 9 percent sequentially to lowest level since 2006

•	Allowance to loan ratio of 3.35 percent, 125 percent of nonperforming assets, 160 percent of nonperforming loans and leases, and 2.1 times annualized 2Q11 net charge-offs

•	Strong capital ratios; exceed fully phased-in Basel III proposed standards

•	Tier 1 common ratio 9.20 percent, up 21 bps sequentially (pro forma** ~9.6 percent on a full-phased in Basel III adjusted basis)

•	Tier 1 ratio 11.93 percent, Total capital ratio 16.03 percent, Leverage ratio 11.03 percent

•	Tangible common equity ratio of 8.64 percent excluding unrealized gains/losses, up 25 bps; 8.96 percent including unrealized gains/losses, up 36 bps

•	Book value per share of $13.23, tangible book value per share of $10.55

•	Tangible book value per share growth 11 percent from 2Q10, 4 percent from 1Q11

*	Pre-provision net revenue (PPNR): net interest income plus noninterest income minus noninterest expense and taxable equivalent adjustment
**	Estimate, subject to final rule-making and clarification by U.S. banking regulators; currently assumes unrealized securities gains are included in common equity for purposes of this calculation

Fifth Third Bancorp (Nasdaq: FITB) today reported second quarter 2011 net income of $337 million, compared with net income of $265 million in the first quarter of 2011 and net income of $192 million in the second quarter of 2010. After preferred dividends, second quarter 2011 net income available to common shareholders was $328 million or $0.35 per diluted share, compared with first quarter net income of $88 million or $0.10 per diluted share, and net income of $130 million or $0.16 per diluted share in the second quarter of 2010.

First quarter 2011 net income available to common shareholders was reduced by $153 million, or $0.17 per diluted share, of discount accretion recorded in preferred dividends accelerated by the February repurchase of $3.408 billion of TARP CPP Preferred Stock.

Earnings Highlights

	For the Three Months Ended					% Change
	June 2011	March 2011	December 2010	September 2010	June 2010	Seq	Yr/Yr
Earnings ($ in millions)
Net income attributable to Bancorp	$337	$265	$333	$238	$192	27%	75%
Net income available to common shareholders	$328	$88	$270	$175	$130	272%	153%

Common Share Data
Earnings per share, basic	0.36	0.10	0.34	0.22	0.16	260%	125%
Earnings per share, diluted	0.35	0.10	0.33	0.22	0.16	250%	119%
Cash dividends per common share	0.06	0.06	0.01	0.01	0.01	—	500%

Financial Ratios
Return on average assets	1.22%	0.97%	1.18%	0.84%	0.68%	26%	79%
Return on average common equity	11.0	3.1	10.4	6.8	5.2	255%	112%
Return on average tangible common equity	14.0	4.2	13.9	9.4	7.4	234%	89%
Tier I capital	11.93	12.20	13.89	13.85	13.65	(2%)	(13%)
Tier I common equity	9.20	8.99	7.48	7.34	7.17	2%	28%
Net interest margin (a)	3.62	3.71	3.75	3.70	3.57	(2%)	1%
Efficiency (a)	59.1	62.5	62.6	56.2	62.1	(5%)	(5%)

Common shares outstanding (in thousands)	919,818	918,728	796,273	796,283	796,320	—	16%
Average common shares outstanding (in thousands):
Basic	914,601	880,830	791,072	791,017	790,839	4%	16%
Diluted	955,478	894,841	836,225	797,492	802,255	7%	19%

(a)	Presented on a fully taxable equivalent basis

“Fifth Third’s second quarter results were strong and reflected continued improvement in credit trends,” said Kevin T. Kabat, president and CEO of Fifth Third Bancorp. “Bottom-line results were the best Fifth Third has generated since 2007 and drove strong returns – a 1.2 percent return on assets, a 14 percent return on average tangible common equity, and 4 percent unannualized sequential growth in tangible book value per share.

Noninterest income increased 12 percent from the first quarter and expenses were well-controlled, down 2 percent. Mortgage banking revenue improved significantly from the first quarter, and card and processing revenue and corporate banking revenue were both up 10 percent or more. Period-end loan balances were up 1 percent driven by 3 percent growth in both C&I and residential mortgage loans; average transaction deposits increased 2 percent and core deposits increased 1 percent reflecting continued CD run-off.

Net interest income and the net interest margin were both down modestly in the quarter reflecting a flatter yield curve and heightened loan pricing competition. We expect both measures to improve in the third and fourth quarters.

Credit results continued to trend favorably. Net charge-offs were $304 million, down 17 percent from last quarter and were the lowest level we’ve experienced since the beginning of 2008. Nonperforming asset levels and delinquencies also declined. We expect further improvement in credit results in the second half of the year.

Overall, we expect second half 2011 results to produce similarly strong or stronger returns and build upon the 11 percent growth in tangible book value per share we’ve generated over the past year.”

Income Statement Highlights

	For the Three Months Ended					% Change
	June 2011	March 2011	December 2010	September 2010	June 2010	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$869	$884	$919	$916	$887	(2%)	(2%)
Provision for loan and lease losses	113	168	166	457	325	(33%)	(65%)
Total noninterest income	656	584	656	827	620	12%	6%
Total noninterest expense	901	918	987	979	935	(2%)	(4%)

Income before income taxes (taxable equivalent)	511	382	422	307	247	33%	107%

Taxable equivalent adjustment	5	5	5	4	5	—	—
Applicable income taxes	169	112	83	65	50	51%	238%

Net income	337	265	334	238	192	27%	75%
Less: Net income attributable to noncontrolling interest	—	—	1	—	—	—	—

Net income attributable to Bancorp	337	265	333	238	192	27%	75%
Dividends on preferred stock	9	177	63	63	62	(95%)	(85%)

Net income available to common shareholders	328	88	270	175	130	272%	153%

Earnings per share, diluted	$0.35	$0.10	$0.33	$0.22	$0.16	250%	119%

Net Interest Income

	For the Three Months Ended					% Change
	June 2011	March 2011	December 2010	September 2010	June 2010	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$1,050	$1,065	$1,109	$1,130	$1,121	(1%)	(6%)
Total interest expense	181	181	190	214	234	—	(23%)

Net interest income (taxable equivalent)	$869	$884	$919	$916	$887	(2%)	(2%)

Average Yield
Yield on interest-earning assets	4.37%	4.47%	4.52%	4.57%	4.51%	(2%)	(3%)
Yield on interest-bearing liabilities	1.00%	1.02%	1.04%	1.13%	1.23%	(2%)	(19%)

Net interest rate spread (taxable equivalent)	3.37%	3.45%	3.48%	3.44%	3.28%	(2%)	3%

Net interest margin (taxable equivalent)	3.62%	3.71%	3.75%	3.70%	3.57%	(2%)	1%

Average Balances ($ in millions)
Loans and leases, including held for sale	$79,153	$79,379	$79,148	$78,854	$78,807	—	—
Total securities and other short-term investments	17,192	17,290	18,066	19,309	20,891	(1%)	(18%)
Total interest-earning assets	96,345	96,669	97,214	98,163	99,698	—	(3%)
Total interest-bearing liabilities	72,503	72,372	72,657	75,076	76,415	—	(5%)
Bancorp shareholders’ equity	12,365	13,052	14,007	13,852	13,563	(5%)	(9%)

Net interest income of $869 million on a taxable equivalent basis decreased $15 million from the first quarter of 2011. The decline in net interest income was attributable to lower yields on commercial and consumer loans, a flatter yield curve and lower LIBOR rates, partially offset by higher loan balances, lower deposit costs and CDs maturing or migrating into lower cost deposit categories. A higher day-count increased net interest income by $6 million, offset by higher interest expense resulting from hedge ineffectiveness and the full quarter effect of the issuance of $1 billion in fixed-rate debt in the first quarter of 2011. The net interest margin was 3.62 percent, a decrease of 9 bps from 3.71 percent in the previous quarter, and was impacted by the previously mentioned items. Of the decrease, 2 bps was attributable to hedge ineffectiveness, 2 bps to the higher day-count, and 1 bp to the increase in long-term debt.

Compared with the second quarter of 2010, net interest income decreased $18 million while the net interest margin increased 5 bps. The decrease in net interest income was largely the result of lower loan yields, partially offset by higher average loan balances and run-off in higher-priced CDs. The net interest margin improvement largely reflected deposit growth and shift in mix from higher cost term deposits to lower cost deposit products.

Securities

Average securities and other short-term investments were $17.2 billion in the second quarter of 2011, consistent with $17.3 billion in the previous quarter and down from $20.9 billion in the second quarter of 2010. Lower cash balances held at the Fed contributed to the sequential and year-over-year declines.

Loans

	For the Three Months Ended					% Change
	June	March	December	September	June
	2011	2011	2010	2010	2010	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial and industrial loans	$27,909	$27,331	$26,338	$26,344	$26,176	2%	7%
Commercial mortgage	$10,394	$10,685	10,985	11,375	11,659	(3%)	(11%)
Commercial construction	$1,918	$2,030	2,171	2,885	3,160	(6%)	(39%)
Commercial leases	$3,349	$3,364	3,314	3,257	3,336	—	—

Subtotal - commercial loans and leases	43,570	43,410	42,808	43,861	44,331	—	(2%)

Consumer:
Residential mortgage loans	9,654	9,282	8,382	7,837	7,805	4%	24%
Home equity	11,144	11,376	11,655	11,897	12,102	(2%)	(8%)
Automobile loans	11,188	11,070	10,825	10,517	10,170	1%	10%
Credit card	1,834	1,852	1,844	1,838	1,859	(1%)	(1%)
Other consumer loans and leases	547	646	722	667	706	(15%)	(23%)

Subtotal - consumer loans and leases	34,367	34,226	33,428	32,756	32,642	—	5%

Total average loans and leases (excluding held for sale)	$77,937	$77,636	$76,236	$76,617	$76,973	—	1%

Average loans held for sale	1,216	1,743	2,912	2,237	1,834	(30%)	(34%)

Average loan and lease balances (excluding loans held-for-sale) were up $301 million sequentially and increased $964 million, or 1 percent from the second quarter of 2010. Period end loan and lease balances grew $502 million, or 1 percent from the first quarter and $1.7 billion or 2 percent from a year ago.

Average commercial portfolio loan and lease balances were up $160 million sequentially and declined $761 million or 2 percent from the second quarter of 2010. Commercial and industrial (C&I) average loans increased 2 percent sequentially and 7 percent compared with the second quarter of 2010. Average commercial mortgage and commercial construction loan balances declined by a combined 3 percent sequentially and 17 percent from the same period the previous year, reflecting continued low customer demand and tighter underwriting standards. The year-over-year comparison was also affected by the transfer of $961 million of loans to loans held-for-sale at the end of the third quarter 2010. Commercial line usage, on an end of period basis for the second quarter, was consistent at 32.9 percent of committed lines versus 33.3 percent in the first quarter of 2011 and 32.1 percent in the second quarter of 2010.

Average consumer portfolio loan and lease balances were up $141 million sequentially and increased $1.7 billion, or 5 percent from the second quarter of 2010. Average residential mortgage loans increased 4 percent sequentially and 24 percent compared with the second quarter of 2010. Sequential and year-over-year growth reflected the continued retention of certain shorter-term fixed-rate residential mortgages, branch originated, which totaled $283 million in the second quarter. Average auto loans increased 1 percent sequentially and 10 percent year-over-year as continued strong loan origination volumes more than offset pay-downs. This growth was partially offset by lower home equity loan balances, which declined 2 percent sequentially and 8 percent year-over-year due to lower demand and production.

Average loans held-for-sale of $1.2 billion declined $527 million from first quarter levels and $618 million compared with the second quarter of 2010 driven primarily by lower balances of mortgage loans in the held-for-sale warehouse due to deliveries in excess of origination volumes.

Deposits

	For the Three Months Ended					% Change
	June	March	December	September	June
	2011	2011	2010	2010	2010	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand deposits	$22,174	$21,582	$21,066	$19,362	$19,406	3%	14%
Interest checking	18,701	18,539	17,578	17,142	18,652	1%	—
Savings	21,817	21,324	20,602	19,905	19,446	2%	12%
Money market	5,009	5,136	4,985	4,940	4,679	(2%)	7%
Foreign office (a)	3,805	3,580	3,733	3,592	3,325	6%	14%

Subtotal - Transaction deposits	71,506	70,161	67,964	64,941	65,508	2%	9%
Other time	6,738	7,363	8,490	10,261	11,336	(8%)	(41%)

Subtotal - Core deposits	78,244	77,524	76,454	75,202	76,844	1%	2%
Certificates - $100,000 and over	3,955	4,226	4,858	6,096	6,354	(6%)	(38%)
Other	2	1	9	4	5	77%	(54%)

Total deposits	$82,201	$81,751	$81,321	$81,302	$83,203	1%	(1%)

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits increased 1 percent sequentially and 2 percent from the second quarter of 2010, as transaction deposit growth was partially offset by continued runoff of consumer time deposits (CDs). Average transaction deposits, excluding consumer time deposits, increased 2 percent from the first quarter of 2011 and 9 percent year-over-year. Sequential and year-over-year growth was primarily driven by higher demand deposit account (DDA) and savings balances.

Retail average transaction deposits increased 4 percent sequentially and 13 percent from the second quarter of 2010 and reflected growth across all transaction deposit account categories for each comparison period, particularly DDA and savings. Consumer CDs included in core deposits declined 9 percent sequentially and 41 percent year-over-year, driven by maturities of higher-rate CDs and customer reluctance to purchase longer CD maturities given the current low rate environment.

Commercial average transaction deposits decreased 2 percent sequentially and increased 1 percent from the previous year. The sequential decline reflects seasonally higher balances in the first quarter. Growth in DDAs was offset by lower interest checking, money market and foreign office accounts. On a year-over-year basis, strong DDA growth more than offset lower public funds balances. Average public funds balances were $5.7 billion, flat sequentially and down $663 million from the second quarter of 2010 due to ongoing pricing adjustments which continue to reflect our excess liquidity position.

Noninterest Income

	For the Three Months Ended					% Change
	June 2011	March 2011	December 2010	September 2010	June 2010	Seq	Yr/Yr
Noninterest Income ($ in millions)
Service charges on deposits	$126	$124	$140	$143	$149	1%	(16%)
Corporate banking revenue	95	86	103	86	93	11%	2%
Mortgage banking net revenue	162	102	149	232	114	58%	42%
Investment advisory revenue	95	98	93	90	87	(3%)	10%
Card and processing revenue	89	80	81	77	84	10%	5%
Other noninterest income	83	81	55	195	85	3%	(2%)
Securities gains, net	6	8	21	4	8	(25%)	(25%)
Securities gains, net - non-qualifying hedges
on mortgage servicing rights	—	5	14	—	—	NM	NM

Total noninterest income	$656	$584	$656	$827	$620	12%	6%

NM: Not Meaningful

Noninterest income of $656 million increased $72 million or 12 percent sequentially and $36 million or 6 percent compared with results a year ago. The sequential growth was driven by higher mortgage-related revenue, corporate banking revenue and card and processing revenue. The year-over-year growth reflected higher mortgage-related revenue partially offset by lower deposit service charges due to the effect of the August 2010 implementation of Regulation E.

Second quarter 2011 results included a $29 million positive valuation adjustment on warrants and puts related to the 2009 sale of an interest in our processing business, compared with $2 million in negative valuation adjustments on these instruments in the first quarter of 2011 and a $10 million positive valuation adjustment in the second quarter of 2010. Second quarter 2011 results included a $4 million reduction in income due to the increase in fair value of the liability related to the total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares. This item reduced noninterest income in the first quarter of 2011 by $9 million. Excluding these items, as well as investment securities gains in all periods, noninterest income increased $38 million, or 6 percent, from the previous quarter driven by higher mortgage-related revenue, corporate banking revenue and card and processing revenue. On a year-over-year basis, noninterest income excluding the items mentioned above increased $23 million, or 4 percent, due to higher mortgage-related revenue partially offset by lower deposit service charges.

Service charges on deposits of $126 million increased 1 percent sequentially from a seasonally light first quarter and decreased 16 percent compared with the same quarter last year, due to lower retail service charges. Retail service charges were flat compared with the previous quarter and declined 34 percent compared with the second quarter of 2010, largely due to the implementation of new overdraft regulations and overdraft policies. Commercial service charges increased 2 percent sequentially and 3 percent compared with the same quarter last year.

Corporate banking revenue of $95 million increased 11 percent from the first quarter of 2011 and increased 2 percent from the same period last year. Sequential results were driven by higher lease remarketing fees, syndication fee revenue and institutional sales revenue. On a year-over-year basis, higher revenue from business lending fees primarily drove the increase.

Mortgage banking net revenue was $162 million in the second quarter of 2011, a 58 percent increase from the first quarter of 2011 and a 42 percent increase from the second quarter of 2010. Second quarter 2011 originations were $3.1 billion, a decrease from $3.9 billion in the previous quarter and $3.8 billion in the second quarter of 2010. Second quarter 2011 originations resulted in gains of $64 million on mortgages sold compared with gains of $62 million during the previous quarter and $89 million during the second quarter of 2010. Gain on sale margins increased sequentially from weak first quarter levels as interest rates were generally lower this quarter. Mortgage servicing fees this quarter were $58 million, compared with $58 million in the first quarter of 2011 and $54 million in the second quarter of 2010. Mortgage banking revenue is also affected by net servicing asset value adjustments, which include mortgage servicing rights (MSR) amortization and MSR valuation adjustments (including mark-to-market adjustments on free-standing derivatives used to economically hedge the MSR portfolio). These net servicing asset valuation adjustments were positive $40 million in the second quarter of 2011 (reflecting MSR amortization of $25 million and MSR valuation adjustments of positive $65 million); negative $18 million in the first quarter of 2011 (MSR amortization of $28 million and MSR valuation adjustments of positive $10 million); and negative $29 million in the second quarter of 2010 (MSR amortization of $25 million and negative $4 million in MSR valuation adjustments). The mortgage-servicing asset, net of the valuation reserve, was $847 million at quarter end on a servicing portfolio of $56 billion.

Investment advisory revenue of $95 million decreased 3 percent sequentially and increased 10 percent from the second quarter of 2010. The sequential decline was primarily driven by seasonally high tax-related private client services fees in the first quarter and a less active securities trading environment in the second quarter. Year-over-year improvement reflected an overall increase in equity and bond market values.

Card and processing revenue was $89 million in the second quarter of 2011, an increase of 10 percent sequentially and 5 percent from the second quarter of 2010. The sequential increase reflected higher transaction volumes compared with the seasonally weak first quarter, while the year-over-year comparison reflected higher transaction volumes as general improvement in the economy drove increased spending.

Other noninterest income totaled $83 million in the second quarter of 2011 compared with $81 million in the previous quarter and $85 million in the second quarter of 2010. Other noninterest income included revenue associated with the transition service agreement (TSA) entered into as part of our processing business sale, revenue from our equity interest in the processing business, effects of the valuation of warrants and puts related to the processing business sale, and changes in income related to the valuation of the total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares. For periods ending June 30, 2011, March 31, 2011, and June 30, 2010, TSA revenue was $5 million, $11 million, and $13 million, respectively; revenue from our processing business equity interest was $6 million, $9 million, and $6 million, respectively; warrant/put valuation adjustments were positive $29 million, negative $2 million, and positive $10 million, respectively; and reductions in income related to the Visa, Inc. total return swap were $4 million this quarter and $9 million in the first quarter. Excluding these items, other noninterest income decreased $25 million from the previous quarter and $9 million from the first quarter of 2010, primarily due to the effects of higher net credit-related costs recognized in other noninterest income.

Net credit-related costs recognized in other noninterest income were $28 million in the second quarter of 2011 versus $3 million last quarter and $15 million in the second quarter of 2010. Second quarter 2011 results included $8 million of net gains on sales of commercial loans held-for-sale and $9 million of fair value charges on commercial loans held-for-sale, as well as $26 million of losses on other real estate owned (OREO). First quarter 2011 results included $17 million of net gains on sales of commercial loans held-for-sale and $16 million of fair value charges on commercial loans held-for-sale, as well as $2 million of losses on OREO. Second quarter 2010 results included net gains of $6 million on the sale of loans held-for-sale, $7 million of fair value charges on commercial loans held-for-sale, and $13 million of losses on OREO.

Net gains on investment securities were $6 million in the second quarter of 2011, compared with investment securities gains of $8 million in the previous quarter and $8 million in the second quarter of 2010.

There were no gains on securities held as non-qualifying hedges for the MSR, compared with $5 million in the first quarter of 2011 and none in the second quarter of 2010.

Noninterest Expense

	For the Three Months Ended					% Change
	June 2011	March 2011	December 2010	September 2010	June 2010	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$365	$351	$385	$360	$356	4%	2%
Employee benefits	79	97	73	82	73	(19%)	9%
Net occupancy expense	75	77	76	72	73	(3%)	2%
Technology and communications	48	45	52	48	45	6%	6%
Equipment expense	28	29	32	30	31	(4%)	(9%)
Card and processing expense	29	29	26	26	31	1%	(8%)
Other noninterest expense	277	290	343	361	326	(4%)	(15%)

Total noninterest expense	$901	$918	$987	$979	$935	(2%)	(4%)

Noninterest expense of $901 million decreased 2 percent from the first quarter of 2011 and decreased 4 percent from the second quarter of 2010. Excluding $6 million of debt extinguishment gains in the second quarter and $3 million in the first quarter recorded as a reduction to other noninterest expense, noninterest expense declined $14 million sequentially and $28 million compared with the second quarter of 2010. The remaining sequential decline was primarily driven by lower employee benefits expense due to a decrease in FICA and unemployment costs from seasonally high first quarter levels as well as improvements in other noninterest expense, partially offset by higher salaries, wages, and incentives. The remaining year-over-year decline was due to significantly lower credit-related expenses. Each period included operating expenses related to the processing business that were largely offset by revenue under the TSA reported in other noninterest income.

Credit costs related to problem assets recorded as noninterest expense totaled $36 million in the second quarter of 2011, compared with $32 million in the first quarter of 2011 and $55 million in the second quarter of 2010. Second quarter credit-related expenses included provision expense for mortgage repurchases of $14 million, compared with $8 million in the first quarter and $18 million a year ago. (Realized mortgage repurchase losses were $22 million in the second quarter of 2011, compared with $24 million last quarter and $19 million in the second quarter of 2010.) Provision for unfunded commitments was a benefit of $14 million in the current quarter, compared with a benefit of $16 million last quarter and a benefit of $6 million a year ago. Derivative valuation adjustments related to customer credit risk were $1 million in expense this quarter versus a net of zero last quarter and $9 million in expense a year ago. OREO expense was $6 million this quarter, compared with $13 million last quarter and $7 million a year ago. Other problem asset-related expenses were $30 million in the second quarter, compared with $28 million the previous quarter and $26 million in the same period last year.

Credit Quality

	For the Three Months Ended
	June 2011	March 2011	December 2010	September 2010	June 2010
Total net losses charged off ($ in millions)
Commercial and industrial loans	($76)	($83)	($85)	($237)	($104)
Commercial mortgage loans	(47)	(54)	(80)	(268)	(78)
Commercial construction loans	(20)	(26)	(11)	(121)	(43)
Commercial leases	2	(1)	3	(1)	—
Residential mortgage loans	(36)	(65)	(62)	(204)	(85)
Home equity	(54)	(63)	(65)	(66)	(61)
Automobile loans	(8)	(20)	(19)	(17)	(20)
Credit card	(28)	(31)	(33)	(36)	(42)
Other consumer loans and leases	(37)	(24)	(4)	(6)	(1)

Total net losses charged off	(304)	(367)	(356)	(956)	(434)

Total losses	(343)	(397)	(399)	(992)	(472)
Total recoveries	39	30	43	36	38

Total net losses charged off	($304)	($367)	($356)	($956)	($434)
Ratios (annualized)
Net losses charged off as a percent of average loans and leases (excluding held for sale)	1.56%	1.92%	1.86%	4.95%	2.26%
Commercial	1.30%	1.52%	1.59%	5.66%	2.03%
Consumer	1.89%	2.43%	2.20%	4.00%	2.57%

Net charge-offs were $304 million in the second quarter of 2011, or 156 bps of average loans on an annualized basis. First quarter 2011 net charge-offs were $367 million, or 192 bps of average loans on an annualized basis. Second quarter 2010 net charge-offs were $434 million, or 226 bps of average loans on an annualized basis.

Commercial net charge-offs were $141 million, or 130 bps, down $23 million versus $164 million, or 152 bps, in the first quarter. Improvement in charge-offs was broad-based. C&I net losses were $76 million, compared with net losses of $83 million in the previous quarter. Commercial mortgage net losses totaled $47 million compared with net losses of $54 million in the first quarter. Commercial construction net losses were $20 million, compared with net losses of $26 million in the prior quarter. Net losses on residential builder and developer portfolio loans across the C&I and commercial real estate categories totaled $14 million. Originations of homebuilder / developer loans were suspended in 2007 and the remaining portfolio balance is $597 million, down from a peak of $3.3 billion in the second quarter of 2008.

Consumer net charge-offs were $163 million, or 189 bps, down $40 million versus $203 million, or 243 bps, in the first quarter. Improvements were driven by trends in the residential mortgage and automobile portfolios, partially offset by the effect of charge-offs on loans from a credit relationship in the other consumer loans and leases portfolio described below. Net charge-offs on residential mortgage loans in the portfolio were $36 million, down from $65 million in the previous quarter, with lower losses in Florida driving $16 million of improvement. Home equity net charge-offs were $54 million, compared with portfolio losses of $63 million in the first quarter. Net losses on brokered home equity loans represented 36 percent of second quarter home equity losses; such loans are 14 percent of the total home equity portfolio. The home equity portfolio included $1.6 billion of brokered loans, down from a peak of $2.6 billion in 2007; originations of these loans were discontinued in 2007. Net charge-offs in the auto portfolio of $8 million declined $12 million from the prior quarter. Net losses on consumer credit card loans were $28 million, down $3 million from the previous quarter. Net charge-offs in other consumer loans were $37 million, up $13 million from the previous quarter, primarily the result of a commercial loan that was foreclosed upon in the fourth quarter 2010 which was collateralized by individual consumer loans. These loans were subsequently moved to other consumer loans. We recorded $34 million and $23 million of charge-offs related to these loans in the second and first quarters of 2011, respectively, and have no remaining loss exposure following the second quarter 2011 charge-offs.

	For the Three Months Ended
	June 2011	March 2011	December 2010	September 2010	June 2010
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$2,805	$3,004	$3,194	$3,693	$3,802
Total net losses charged off	(304)	(367)	(356)	(956)	(434)
Provision for loan and lease losses	113	168	166	457	325

Allowance for loan and lease losses, ending	2,614	2,805	3,004	3,194	3,693

Reserve for unfunded commitments, beginning	211	227	231	254	260
Provision for unfunded commitments	(14)	(16)	(4)	(23)	(6)

Reserve for unfunded commitments, ending	197	211	227	231	254

Components of allowance for credit losses:
Allowance for loan and lease losses	2,614	2,805	3,004	3,194	3,693
Reserve for unfunded commitments	197	211	227	231	254

Total allowance for credit losses	$2,811	$3,016	$3,231	$3,425	$3,947
Allowance for loan and lease losses ratio
As a percent of loans and leases	3.35%	3.62%	3.88%	4.20%	4.85%
As a percent of nonperforming loans and leases (a)	160%	170%	179%	202%	146%
As a percent of nonperforming assets (a)	125%	132%	138%	153%	124%

(a)	Excludes non accrual loans and leases in loans held for sale

Provision for loan and lease losses totaled $113 million in the second quarter of 2011, down $55 million from the first quarter of 2011 and $212 million from the second quarter of 2010. The allowance for loan and lease losses represented 3.35 percent of total loans and leases outstanding as of quarter end, compared with 3.62 percent last quarter, and represented 160 percent of nonperforming loans and leases, 125 percent of nonperforming assets, and 214 percent of second quarter annualized net charge-offs.

	June 2011	March 2011	As of December 2010	September 2010	June 2010
Nonperforming Assets and Delinquent Loans ($ in millions)
Nonaccrual portfolio loans and leases:
Commercial and industrial loans (a)	$485	$477	$473	$525	$731
Commercial mortgage loans	417	415	407	464	773
Commercial construction loans	147	159	182	211	383
Commercial leases	16	11	11	30	45
Residential mortgage loans	145	140	152	124	282
Home equity	26	24	23	23	21
Automobile loans	1	1	1	1	1
Other consumer loans and leases (a)	3	60	84	—	—

Total nonaccrual loans and leases	$1,240	$1,287	$1,333	$1,378	$2,236
Restructured loans and leases - commercial (nonaccrual)	188	149	141	31	48
Restructured loans and leases - consumer (nonaccrual)	211	209	206	175	246

Total nonperforming loans and leases	$1,639	$1,645	$1,680	$1,584	$2,530
Repossessed personal property	15	20	27	29	16
Other real estate owned (b)	434	461	467	469	423

Total nonperforming assets (c)	$2,088	$2,126	$2,174	$2,082	$2,969
Nonaccrual loans held for sale	147	184	247	680	163
Restructured loans - commercial (nonaccrual) held for sale	29	32	47	19	4

Total nonperforming assets including loans held for sale	$2,264	$2,342	$2,468	$2,781	$3,136

Restructured Consumer loans and leases (accrual)	$1,593	$1,573	$1,560	$1,588	$1,602
Restructured Commercial loans and leases (accrual)	$266	$243	$228	$146	$113

Total loans and leases 90 days past due	$279	$266	$274	$317	$397
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (c)	2.09%	2.11%	2.15%	2.07%	3.30%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (c)	2.66%	2.73%	2.79%	2.72%	3.87%

(a)	Nonaccrual loans and leases at December 31, 2010 reflect a reclassification of $84 million in nonperforming loans from commercial and industrial loans to other consumer loans and leases which occurred after the Bancorp’s Form 8-K was filed on January 19, 2011. This reclassification was primarily a result of the determination that consumer loans obtained in the foreclosure of a commercial loan were more appropriately categorized as other consumer loans and leases in accordance with regulatory guidelines.
(b)	Excludes government insured advances.
(c)	Does not include nonaccrual loans held-for-sale.

Total nonperforming assets, including loans held-for-sale, were $2.3 billion, a decline of $78 million, or 3 percent, from the previous quarter. Nonperforming assets held-for-investment (NPAs) at quarter end were $2.1 billion or 2.66 percent of total loans, leases and OREO, and decreased $38 million, or 2 percent, from the previous quarter. Nonperforming loans held-for-investment (NPLs) at quarter end were $1.6 billion or 2.09 percent of total loans, leases and OREO, and decreased $6 million from the first quarter. The decrease in total nonperforming assets was driven by the sale of assets from held-for-sale during the quarter and by decreases in NPLs and OREO in the held-for-investment portfolio.

Commercial portfolio NPAs at quarter-end were $1.6 billion, or 3.68 percent of commercial loans, leases and OREO, and increased $24 million, or 2 percent, from the first quarter. Commercial portfolio NPLs were $1.3 billion, or 2.86 percent of commercial loans and leases, and increased $42 million from last quarter. Commercial construction portfolio NPAs were $240 million, a decline of $8 million from the previous quarter. Commercial mortgage portfolio NPAs were $710 million, up $14 million from the prior quarter. Commercial real estate loans in Michigan and Florida represented 44 percent of commercial real estate NPAs and 37 percent of our total commercial real estate portfolio. C&I portfolio NPAs of $638 million increased $18 million from the previous quarter. Within the overall commercial loan portfolio, residential real estate builder and developer portfolio NPAs declined $6 million from the first quarter to $243 million, of which $68 million were commercial construction assets, $159 million were commercial mortgage assets and $16 million were C&I assets. Commercial portfolio NPAs included $188 million of nonaccrual troubled debt restructurings (TDRs), compared with $149 million last quarter.

Consumer portfolio NPAs of $476 million, or 1.37 percent of consumer loans, leases and OREO, decreased $63 million from the first quarter. Consumer portfolio NPLs were $387 million, or 1.12 percent of consumer loans and leases, and decreased $48 million from last quarter. Of consumer NPAs, $410 million were in residential real estate portfolios. Residential mortgage NPAs were $338 million, consistent with the previous quarter, with Florida representing 47 percent of residential mortgage NPAs and 18 percent of total residential mortgage loans. Home equity NPAs were consistent with last quarter at $71 million. Credit card NPAs declined $4 million from the previous quarter to $50 million. Other consumer NPAs declined $57 million to $3 million, primarily due to charge-offs on loans that collateralized the previously mentioned commercial loan foreclosed upon in the fourth quarter 2010. Consumer nonaccrual TDRs were $211 million in the second quarter of 2011, compared with $209 million in the first quarter.

Second quarter OREO balances included in portfolio NPA balances described above were $434 million compared with $461 million in the first quarter, and included $355 million in commercial OREO and $79 million in consumer OREO. Repossessed personal property of $15 million consisted largely of autos.

Loans still accruing over 90 days past due were $279 million, up $13 million, or 5 percent, from the first quarter of 2011. Commercial balances 90 days past due of $68 million increased $29 million sequentially. Consumer balances 90 days past due of $211 million declined $16 million from the previous quarter. Loans 30-89 days past due of $466 million decreased $83 million, or 15 percent, from the previous quarter. Commercial balances 30-89 days past due of $135 million declined $54 million, or 29 percent, sequentially and consumer balances 30-89 days past due of $331 million declined $29 million, or 8 percent, from the first quarter.

At quarter-end, we held $176 million of commercial nonaccrual loans for sale, compared with $216 million at the end of the first quarter. During the quarter, we transferred approximately $15 million of commercial loans from the portfolio to loans held-for-sale, and we transferred approximately $10 million of loans from loans held-for-sale to OREO. We recorded negative valuation adjustments of $9 million on held-for-sale loans and we recorded net gains of $8 million on loans that were sold or settled during the quarter.

Capital Position

	For the Three Months Ended
	June 2011	March 2011	December 2010	September 2010	June 2010
Capital Position
Average shareholders’ equity to average assets	11.12%	11.77%	12.52%	12.38%	12.04%
Tangible equity (a)	9.01%	8.76%	10.42%	10.04%	9.89%
Tangible common equity (excluding unrealized gains/losses) (a)	8.64%	8.39%	7.04%	6.70%	6.55%
Tangible common equity (including unrealized gains/losses) (a)	8.96%	8.60%	7.30%	7.06%	6.91%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (a) (b)	9.28%	9.09%	7.56%	7.40%	7.23%

Regulatory capital ratios: (c)
Tier I capital	11.93%	12.20%	13.89%	13.85%	13.65%
Total risk-based capital	16.03%	16.27%	18.08%	18.28%	17.99%
Tier I leverage	11.03%	11.21%	12.79%	12.54%	12.24%
Tier I common equity (a)	9.20%	8.99%	7.48%	7.34%	7.17%
Book value per share	13.23	12.80	13.06	12.86	12.65
Tangible book value per share (a)	10.55	10.11	9.94	9.74	9.51

(a)	The tangible equity, tangible common equity, tier I common equity and tangible book value per share ratios, while not required by accounting principles generally accepted in the United States of America (U.S. GAAP), are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. See the Regulation G Non-GAAP Reconciliation table for a reconciliation of these ratios to U.S. GAAP.
(b)	Under the banking agencies risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.
(c)	Current period regulatory capital data ratios are estimated.

Capital ratios remained strong during the quarter. Compared with the prior quarter, the Tier 1 common equity ratio increased 21 bps to 9.20 percent. The tangible common equity to tangible assets ratio increased 25 bps to 8.64 percent excluding unrealized gains/losses, and increased 36 bps to 8.96 percent including unrealized gains/losses. These ratios increased primarily due to higher retained earnings. The Tier 1 capital ratio decreased 27 bps to 11.93 percent, the Total capital ratio decreased 24 bps to 16.03 percent, and the Leverage ratio decreased 18 bps to 11.03 percent. These decreases were primarily due to the redemption of $452 million in Trust Preferred Securities (TruPS), partially offset by higher retained earnings.

Book value per share at June 30, 2011 was $13.23 and tangible book value per share was $10.55, compared with March 31, 2011 book value per share of $12.80 and tangible book value per share of $10.11.

Average diluted common shares of 955.5 million shares increased 60.7 million shares from 894.8 million shares in the first quarter of 2011. This increase was due primarily to first quarter capital actions and the dilution treatment of our Series G convertible preferred shares. First, the average fully diluted share count increased due to the full quarter effect of our first quarter 2011 issuance of 122 million common shares in connection with the redemption of TARP preferred stock. The average effect of the issuance of these shares increased the quarterly average share count by 32.7 million shares. Second, our repurchase of the warrants associated with the TARP preferred stock late in the first quarter eliminated their dilutive effect to the fully diluted share count, whereas they represented an average of 7.2 million shares in the first quarter fully diluted share count. Finally, the higher level of earnings reported in the second quarter resulted in our Series G convertible preferred shares being included in the fully diluted common share count in the second quarter under the “if converted” method. In the first quarter, fully diluted earnings per share was calculated using the preferred dividend rather than including these shares in the common share count, as their impact would have been anti-dilutive to EPS. This increased average fully diluted common shares by 35.5 million versus the first quarter. Period end common shares outstanding were 919.8 million in the second quarter of 2011, compared with 918.7 million in the first quarter of 2011. The inclusion or exclusion of the fully dilutive effect of the common shares underlying the Series G shares has no impact on end of period shares.

The Bank for International Settlements (BIS) has proposed new capital rules for Internationally Active banks, known as “Basel III.” Fifth Third is subject to U.S. bank regulations for capital, which have not yet been issued in response to the Basel proposals. Fifth Third’s capital levels exceed current U.S. “well-capitalized” standards and proposed Basel III standards, and we expect Fifth Third’s capital levels to continue to exceed U.S. “well-capitalized” standards including the adoption of U.S. rules that incorporate changes contemplated under Basel III and/or the Dodd-Frank Act.

Fifth Third’s Tier 1 and Total capital levels at June 30, 2011 included $2.3 billion of TruPS, or 2.3 percent of risk weighted assets compared with $2.8 billion at March 31, 2011. During the quarter, the Bancorp redeemed at par $452 million of its TruPS, including $400 million 8.875% retail TruPS, and $52 million in floating rate capital securities. Under the Dodd-Frank financial reform legislation, these TruPS are intended to be phased out of Tier 1 capital over three years beginning in 2013. The BIS also issued proposals that would include a phase-out of these securities, although over a longer period. We will continue to evaluate the role of these types of securities in our capital structure, based on regulatory developments. To the extent these types of securities remain outstanding during and after the phase-in period, they would be expected to continue to be included in Total capital, subject to prevailing U.S. capital standards. The BIS has also proposed adjustments to definitions of capital, including what is to be included in the definition of Tier 1 common, and to risk weightings applied to certain types of assets. We do not currently expect these proposed adjustments to negatively affect Fifth Third’s Tier 1 common capital levels and for any positive effect to be modest.

We expect to manage our capital structure – including the components represented by common equity and non-common equity – over time to adapt to the effect of legislation, changes in U.S. bank capital regulations reflecting changes to BIS capital rules, and our goals for capital levels and capital composition as appropriate given any changes in rules.

Other

Fifth Third Bank owns a 49 percent interest in Vantiv, LLC, formerly Fifth Third Processing Solutions, LLC. (Advent International owns the remaining 51 percent interest.) The 49 percent interest is recorded on Fifth Third’s balance sheet as an equity method investment with a book value of $534 million. Additionally, Fifth Third has a warrant to purchase additional shares in Vantiv which is carried as a derivative asset at a fair market value of $104 million, and Advent has a contingent put option to sell shares in Vantiv to Fifth Third which is carried as a derivative liability at a fair market value of $7 million.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 9:00 a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay or podcast through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Thursday, August 4th by dialing 800-642-1687 for domestic access and 706-645-9291 for international access (passcode 77050659#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of June 30, 2011, the Company had $111 billion in assets and operated 15 affiliates with 1,316 full-service Banking Centers, including 103 Bank Mart® locations open seven days a week inside select grocery stores and 2,456 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 49% interest in Vantiv, LLC, formerly Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2011, had $276 billion in assets under care, of which it managed $25 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

Forward-Looking Statements

This news release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties in separating Vantiv, LLC, formerly Fifth Third Processing Solutions from Fifth Third; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (22) ability to secure confidential information through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

# # #

Quarterly Financial Review for June 30, 2011

Table of Contents

Financial Highlights	19-20
Consolidated Statements of Income	21
Consolidated Statements of Income (Taxable Equivalent)	22
Consolidated Balance Sheets	23-24
Consolidated Statements of Changes in Equity	25
Average Balance Sheet and Yield Analysis	26-28
Summary of Loans and Leases	29
Regulatory Capital	30
Summary of Credit Loss Experience	31
Asset Quality	32
Regulation G Non-GAAP Reconciliation	33
Segment Presentation	34

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	June 2011	March 2011	June 2010	Seq	Yr/Yr	June 2011	June 2010	Yr/Yr
Income Statement Data
Net interest income (a)	$869	$884	$887	(2%)	(2%)	$1,752	$1,788	(2%)
Noninterest income	656	584	620	12%	6%	1,240	1,247	(1%)
Total revenue (a)	1,525	1,468	1,507	4%	1%	2,992	3,035	(1%)
Provision for loan and lease losses	113	168	325	(33%)	(65%)	281	915	(69%)
Noninterest expense	901	918	935	(2%)	(4%)	1,819	1,891	(4%)
Net income attributable to Bancorp	337	265	192	27%	75%	602	182	231%
Net income available to common shareholders	328	88	130	272%	153%	417	57	625%

Common Share Data
Earnings per share, basic	$0.36	$0.10	$0.16	260%	125%	$0.46	$0.07	557%
Earnings per share, diluted	0.35	0.10	0.16	250%	119%	0.46	0.07	557%
Cash dividends per common share	0.06	0.06	0.01	—	500%	0.12	0.02	500%
Book value per share	13.23	12.80	12.65	3%	5%	13.23	12.65	5%
Market price per share	12.75	13.89	12.29	(8%)	4%	12.75	12.29	4%
Common shares outstanding (in thousands)	919,818	918,728	796,320	—	16%	919,818	796,320	16%
Average common shares outstanding (in thousands):
Basic	914,601	880,830	790,839	4%	16%	897,808	790,657	14%
Diluted	955,478	894,841	802,255	7%	19%	907,484	795,454	14%
Market capitalization	$11,728	$12,761	$9,787	(8%)	20%	$11,728	$9,787	20%

Financial Ratios
Return on assets	1.22%	0.97%	0.68%	26%	79%	1.09%	0.32%	241%
Return on average common equity	11.0%	3.1%	5.2%	255%	112%	7.2%	1.2%	500%
Return on average tangible common equity (b)	14.0%	4.2%	7.4%	233%	89%	9.3%	3.9%	138%
Noninterest income as a percent of total revenue	43%	40%	41%	7%	5%	41%	41%	—
Average equity as a percent of average assets	11.12%	11.77%	12.04%	(6%)	(8%)	11.44%	11.98%	(5%)
Tangible common equity (c) (d)	8.64%	8.39%	6.55%	3%	32%	8.64%	6.55%	32%
Net interest margin (a)	3.62%	3.71%	3.57%	(2%)	1%	3.66%	3.60%	2%
Efficiency (a)	59.1%	62.5%	62.1%	(5%)	(5%)	60.8%	62.3%	(2%)
Effective tax rate	33.3%	29.7%	20.5%	12%	62%	31.8%	17.3%	84%

Credit Quality
Net losses charged off	$304	$367	$434	(17%)	(30%)	$671	$1,016	(34%)
Net losses charged off as a percent of average loans and leases	1.56%	1.92%	2.26%	(19%)	(31%)	1.74%	2.64%	(34%)
Allowance for loan and lease losses as a percent of loans and leases	3.35%	3.62%	4.85%	(7%)	(31%)	3.35%	4.85%	(31%)
Allowance for credit losses as a percent of loans and leases	3.61%	3.89%	5.18%	(7%)	(30%)	3.61%	5.18%	(30%)
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	2.66%	2.73%	3.87%	(3%)	(31%)	2.66%	3.87%	(31%)

Average Balances
Loans and leases, including held for sale	$79,153	$79,379	$78,807	—	—	$79,265	$79,468	—
Total securities and other short-term investments	17,192	17,290	20,891	(1%)	(18%)	17,241	20,726	(17%)
Total assets	111,200	110,844	112,613	—	(1%)	111,023	113,021	(2%)
Transaction deposits (f)	71,506	70,161	65,508	2%	9%	70,838	64,859	9%
Core deposits (g)	78,244	77,524	76,844	1%	2%	77,887	76,555	2%
Wholesale funding (h)	16,433	16,430	18,977	—	(13%)	16,430	19,591	(16%)
Bancorp shareholders’ equity	12,365	13,052	13,563	(5%)	(9%)	12,706	13,541	(6%)

Regulatory Capital Ratios (i)
Tier I capital	11.93%	12.20%	13.65%	(2%)	(12%)	11.95%	13.65%	(12%)
Total risk-based capital	16.03%	16.27%	17.99%	(1%)	(11%)	16.05%	17.99%	(11%)
Tier I leverage	11.03%	11.21%	12.24%	(2%)	(10%)	11.02%	12.24%	(10%)
Tier I common equity (d)	9.20%	8.99%	7.17%	2%	28%	9.21%	7.17%	28%

Operations
Banking centers	1,316	1,310	1,309	—	1%	1,316	1,309	1%
ATMs	2,456	2,453	2,362	—	4%	2,456	2,362	4%
Full-time equivalent employees	20,953	20,837	20,479	1%	2%	20,953	20,479	2%

(a)	Presented on a fully taxable equivalent basis
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders (net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity, (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and tax effected accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and tax effected accumulated other comprehensive income.)
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers
(g)	Includes transaction deposits plus other time deposits
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt
(i)	Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	June 2011	March 2011	December 2010	September 2010	June 2010
Income Statement Data
Net interest income (a)	$869	$884	$919	$916	$887
Noninterest income	656	584	656	827	620
Total revenue (a)	1,525	1,468	1,575	1,743	1,507
Provision for loan and lease losses	113	168	166	457	325
Noninterest expense	901	918	987	979	935
Net income attributable to Bancorp	337	265	333	238	192
Net income available to common shareholders	328	88	270	175	130

Common Share Data
Earnings per share, basic	$0.36	$0.10	$0.34	$0.22	$0.16
Earnings per share, diluted	0.35	0.10	0.33	0.22	0.16
Cash dividends per common share	0.06	0.06	0.01	0.01	0.01
Book value per share	13.23	12.80	13.06	12.86	12.65
Market price per share	12.75	13.89	14.68	12.03	12.29
Common shares outstanding (in thousands)	919,818	918,728	796,273	796,283	796,320
Average common shares outstanding (in thousands):
Basic	914,601	880,830	791,072	791,017	790,839
Diluted	955,478	894,841	836,225	797,492	802,255
Market capitalization	$11,728	$12,761	$11,689	$9,579	$9,787

Financial Ratios
Return on assets	1.22%	0.97%	1.18%	0.84%	0.68%
Return on average common equity	11.0%	3.1%	10.4%	6.8%	5.2%
Return on average tangible common equity (b)	14.0%	4.2%	13.9%	9.4%	7.4%
Noninterest income as a percent of total revenue	43%	40%	42%	47%	41%
Average equity as a percent of average assets	11.12%	11.77%	12.52%	12.38%	12.04%
Tangible common equity (c) (d)	8.64%	8.39%	7.04%	6.70%	6.55%
Net interest margin (a)	3.62%	3.71%	3.75%	3.70%	3.57%
Efficiency (a)	59.1%	62.5%	62.6%	56.2%	62.1%
Effective tax rate	33.3%	29.7%	20.0%	21.5%	20.5%

Credit Quality
Net losses charged off	$304	$367	$356	$956	$434
Net losses charged off as a percent of average loans and leases	1.56%	1.92%	1.86%	4.95%	2.26%
Allowance for loan and lease losses as a percent of loans and leases	3.35%	3.62%	3.88%	4.20%	4.85%
Allowance for credit losses as a percent of loans and leases	3.61%	3.89%	4.17%	4.51%	5.18%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	2.66%	2.73%	2.79%	2.72%	3.87%

Average Balances
Loans and leases, including held for sale	$79,153	$79,379	$79,148	$78,854	$78,807
Total securities and other short-term investments	17,192	17,290	18,066	19,309	20,891
Total assets	111,200	110,844	111,858	111,854	112,613
Transaction deposits (f)	71,506	70,161	67,964	64,941	65,508
Core deposits (g)	78,244	77,524	76,454	75,202	76,844
Wholesale funding (h)	16,433	16,430	17,269	19,236	18,977
Bancorp shareholders’ equity	12,365	13,052	14,007	13,852	13,563

Regulatory Capital Ratios (i)
Tier I capital	11.93%	12.20%	13.89%	13.85%	13.65%
Total risk-based capital	16.03%	16.27%	18.08%	18.28%	17.99%
Tier I leverage	11.03%	11.21%	12.79%	12.54%	12.24%
Tier I common equity (d)	9.20%	8.99%	7.48%	7.34%	7.17%

Operations
Banking centers	1,316	1,310	1,312	1,309	1,309
ATMs	2,456	2,453	2,445	2,390	2,362
Full-time equivalent employees	20,953	20,837	20,838	20,667	20,479

(a)	Presented on a fully taxable equivalent basis
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders (net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity, (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and tax effected accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and tax effected accumulated other comprehensive income.)
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers
(g)	Includes transaction deposits plus other time deposits
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt
(i)	Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	June 2011	March 2011	June 2010	Seq	Yr/Yr	June 2011	June 2010	Yr/Yr
Interest Income
Interest and fees on loans and leases	$893	$910	$951	(2%)	(6%)	$1,803	$1,910	(6%)
Interest on securities	151	149	163	1%	(7%)	300	345	(13%)
Interest on other short-term investments	1	1	2	3%	(42%)	2	4	(31%)

Total interest income	1,045	1,060	1,116	(1%)	(6%)	2,105	2,259	(7%)

Interest Expense
Interest on deposits	97	106	161	(9%)	(40%)	203	332	(39%)
Interest on short-term borrowings	1	1	1	(18%)	(19%)	2	2	(11%)
Interest on long-term debt	83	74	72	11%	15%	157	146	7%

Total interest expense	181	181	234	—	(23%)	362	480	(25%)

Net Interest Income	864	879	882	(2%)	(2%)	1,743	1,779	(2%)

Provision for loan and lease losses	113	168	325	(33%)	(65%)	281	915	(69%)

Net interest income after provision for loan and lease losses	751	711	557	6%	35%	1,462	864	69%

Noninterest Income
Service charges on deposits	126	124	149	1%	(16%)	250	291	(14%)
Corporate banking revenue	95	86	93	11%	2%	181	174	4%
Mortgage banking net revenue	162	102	114	58%	42%	264	266	(1%)
Investment advisory revenue	95	98	87	(3%)	10%	193	177	9%
Card and processing revenue	89	80	84	10%	5%	169	158	8%
Other noninterest income	83	81	85	3%	(2%)	164	160	3%
Securities gains, net	6	8	8	(25%)	(25%)	14	21	(33%)
Securities gains, net - non-qualifying hedges on mortgage servicing rights	—	5	—	NM	NM	5	—	NM

Total noninterest income	656	584	620	12%	6%	1,240	1,247	(1%)

Noninterest Expense
Salaries, wages and incentives	365	351	356	4%	2%	716	686	4%
Employee benefits	79	97	73	(19%)	9%	176	159	11%
Net occupancy expense	75	77	73	(3%)	2%	152	150	1%
Technology and communications	48	45	45	6%	6%	93	90	3%
Equipment expense	28	29	31	(4%)	(9%)	57	60	(6%)
Card and processing expense	29	29	31	1%	(8%)	58	56	3%
Other noninterest expense	277	290	326	(4%)	(15%)	567	690	(18%)

Total noninterest expense	901	918	935	(2%)	(4%)	1,819	1,891	(4%)

Income before income taxes	506	377	242	34%	109%	883	220	301%
Applicable income taxes	169	112	50	51%	238%	281	38	639%

Net Income	337	265	192	27%	75%	602	182	231%
Less: Net income attributable to noncontrolling interest	—	—	—	NM	NM	—	NM	NM

Net income attributable to Bancorp	337	265	192	27%	75%	602	182	231%
Dividends on preferred stock	9	177	62	(95%)	(85%)	185	125	48%

Net income available to common shareholders	$328	$88	$130	272%	153%	$417	$57	625%

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	June 2011	March 2011	December 2010	September 2010	June 2010
Interest Income
Interest and fees on loans and leases	$893	$910	$950	$962	$951
Interest on securities	151	149	152	161	163
Interest on other short-term investments	1	1	2	3	2

Total interest income	1,045	1,060	1,104	1,126	1,116
Taxable equivalent adjustment	5	5	5	4	5

Total interest income (taxable equivalent)	1,050	1,065	1,109	1,130	1,121

Interest Expense
Interest on deposits	97	106	118	141	161
Interest on short-term borrowings	1	1	1	1	1
Interest on long-term debt	83	74	71	72	72

Total interest expense	181	181	190	214	234

Net interest income (taxable equivalent)	869	884	919	916	887

Provision for loan and lease losses	113	168	166	457	325

Net interest income (taxable equivalent) after provision for loan and lease losses	756	716	753	459	562

Noninterest Income
Service charges on deposits	126	124	140	143	149
Corporate banking revenue	95	86	103	86	93
Mortgage banking net revenue	162	102	149	232	114
Investment advisory revenue	95	98	93	90	87
Card and processing revenue	89	80	81	77	84
Other noninterest income	83	81	55	195	85
Securities gains, net	6	8	21	4	8
Securities gains, net - non-qualifying hedges on mortgage servicing rights	—	5	14	—	—

Total noninterest income	656	584	656	827	620

Noninterest Expense
Salaries, wages and incentives	365	351	385	360	356
Employee benefits	79	97	73	82	73
Net occupancy expense	75	77	76	72	73
Technology and communications	48	45	52	48	45
Equipment expense	28	29	32	30	31
Card and processing expense	29	29	26	26	31
Other noninterest expense	277	290	343	361	326

Total noninterest expense	901	918	987	979	935

Income before income taxes (taxable equivalent)	511	382	422	307	247
Taxable equivalent adjustment	5	5	5	4	5

Income before income taxes	506	377	417	303	242
Applicable income taxes	169	112	83	65	50

Net Income	337	265	334	238	192
Less: Net Income attributable to noncontrolling interest	—	—	1	—	—

Net income attributable to Bancorp	337	265	333	238	192
Dividends on preferred stock	9	177	63	63	62

Net income available to common shareholders	$328	$88	$270	$175	$130

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	June 2011	March 2011	June 2010	Seq	Yr/Yr
Assets
Cash and due from banks	$2,380	$2,121	$2,216	12%	7%
Available-for-sale and other securities (a)	15,502	15,135	16,021	2%	(3%)
Held-to-maturity securities (b)	344	346	354	(1%)	(3%)
Trading securities	217	216	270	—	(20%)
Other short-term investments	1,370	2,481	4,322	(45%)	(68%)
Loans held for sale	1,185	1,291	2,150	(8%)	(45%)
Portfolio loans and leases:
Commercial and industrial loans	28,099	27,344	26,008	3%	8%
Commercial mortgage loans	10,233	10,510	11,481	(3%)	(11%)
Commercial construction loans	1,778	1,980	2,965	(10%)	(40%)
Commercial leases	3,326	3,367	3,271	(1%)	2%
Residential mortgage loans	9,849	9,530	7,707	3%	28%
Home equity	11,048	11,222	11,987	(2%)	(8%)
Automobile loans	11,315	11,129	10,285	2%	10%
Credit card	1,856	1,821	1,841	2%	1%
Other consumer loans and leases	463	562	687	(18%)	(33%)

Portfolio loans and leases	77,967	77,465	76,232	1%	2%
Allowance for loan and lease losses	(2,614)	(2,805)	(3,693)	(7%)	(29%)

Portfolio loans and leases, net	75,353	74,660	72,539	1%	4%
Bank premises and equipment	2,395	2,389	2,374	—	1%
Operating lease equipment	492	513	489	(4%)	1%
Goodwill	2,417	2,417	2,417	—	—
Intangible assets	49	55	83	(11%)	(40%)
Servicing rights	847	894	646	(5%)	31%
Other assets	8,254	7,967	8,144	4%	1%

Total assets	$110,805	$110,485	$112,025	—	(1%)

Liabilities
Deposits:
Demand	$22,589	$22,066	$19,256	2%	17%
Interest checking	18,072	18,597	17,759	(3%)	2%
Savings	21,764	21,697	19,646	—	11%
Money market	4,859	5,184	4,666	(6%)	4%
Foreign office	3,271	3,569	3,430	(8%)	(5%)
Other time	6,399	7,043	10,966	(9%)	(42%)
Certificates - $100,000 and over	3,642	4,160	6,389	(12%)	(43%)
Other	2	1	3	223%	(26%)

Total deposits	80,598	82,317	82,115	(2%)	(2%)
Federal funds purchased	403	332	240	21%	68%
Other short-term borrowings	2,702	1,297	1,556	108%	74%
Accrued taxes, interest and expenses	1,067	844	721	26%	48%
Other liabilities	3,282	2,948	2,703	11%	21%
Long-term debt	10,152	10,555	10,989	(4%)	(8%)

Total liabilities	98,204	98,293	98,324	—	—
Equity
Common stock	2,051	2,051	1,779	—	15%
Preferred stock	398	398	3,631	—	(89%)
Capital surplus	2,769	2,824	1,696	(2%)	63%
Retained earnings	7,024	6,752	6,289	4%	12%
Accumulated other comprehensive income	396	263	440	50%	(10%)
Treasury stock	(66)	(125)	(134)	(47%)	(51%)

Total Bancorp shareholders’ equity	12,572	12,163	13,701	3%	(8%)
Noncontrolling interest	29	29	—	—	NM

Total Equity	12,601	12,192	13,701	3%	(8%)

Total liabilities and equity	$110,805	$110,485	$112,025	—	(1%)

(a) Amortized cost	$14,889	$14,707	$15,356	1%	(3%)
(b) Market values	344	346	354	(1%)	(3%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	919,818	918,728	796,320	—	16%
Treasury	4,074	5,165	5,184	(21%)	(21%)

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	June 2011	March 2011	December 2010	September 2010	June 2010
Assets
Cash and due from banks	$2,380	$2,121	$2,159	$2,215	$2,216
Available-for-sale and other securities (a)	15,502	15,135	15,414	15,975	16,021
Held-to-maturity securities (b)	344	346	353	354	354
Trading securities	217	216	294	320	270
Other short-term investments	1,370	2,481	1,515	3,271	4,322
Loans held for sale	1,185	1,291	2,216	2,733	2,150
Portfolio loans and leases:
Commercial and industrial loans	28,099	27,344	27,191	26,302	26,008
Commercial mortgage loans	10,233	10,510	10,845	10,985	11,481
Commercial construction loans	1,778	1,980	2,048	2,349	2,965
Commercial leases	3,326	3,367	3,378	3,304	3,271
Residential mortgage loans	9,849	9,530	8,956	7,975	7,707
Home equity	11,048	11,222	11,513	11,774	11,987
Automobile loans	11,315	11,129	10,983	10,738	10,285
Credit card	1,856	1,821	1,896	1,832	1,841
Other consumer loans and leases	463	562	681	750	687

Portfolio loans and leases	77,967	77,465	77,491	76,009	76,232
Allowance for loan and lease losses	(2,614)	(2,805)	(3,004)	(3,194)	(3,693)

Portfolio loans and leases, net	75,353	74,660	74,487	72,815	72,539
Bank premises and equipment	2,395	2,389	2,389	2,377	2,374
Operating lease equipment	492	513	479	470	489
Goodwill	2,417	2,417	2,417	2,417	2,417
Intangible assets	49	55	62	72	83
Servicing rights	847	894	822	599	646
Other assets	8,254	7,967	8,400	8,704	8,144

Total assets	$110,805	$110,485	$111,007	$112,322	$112,025

Liabilities
Deposits:
Demand	$22,589	$22,066	$21,413	$20,109	$19,256
Interest checking	18,072	18,597	18,560	17,225	17,759
Savings	21,764	21,697	20,903	20,260	19,646
Money market	4,859	5,184	5,035	5,064	4,666
Foreign office	3,271	3,569	3,721	3,807	3,430
Other time	6,399	7,043	7,728	9,379	10,966
Certificates - $100,000 and over	3,642	4,160	4,287	5,515	6,389
Other	2	1	1	3	3

Total deposits	80,598	82,317	81,648	81,362	82,115
Federal funds purchased	403	332	279	368	240
Other short-term borrowings	2,702	1,297	1,574	1,775	1,556
Accrued taxes, interest and expenses	1,067	844	889	869	721
Other liabilities	3,282	2,948	2,979	3,082	2,703
Long-term debt	10,152	10,555	9,558	10,953	10,989

Total liabilities	98,204	98,293	96,927	98,409	98,324
Equity
Common stock	2,051	2,051	1,779	1,779	1,779
Preferred stock	398	398	3,654	3,642	3,631
Capital surplus	2,769	2,824	1,715	1,707	1,696
Retained earnings	7,024	6,752	6,719	6,456	6,289
Accumulated other comprehensive income	396	263	314	432	440
Treasury stock	(66)	(125)	(130)	(132)	(134)

Total Bancorp shareholders’ equity	12,572	12,163	14,051	13,884	13,701
Noncontrolling interest	29	29	29	29	—

Total Equity	12,601	12,192	14,080	13,913	13,701

Total liabilities and equity	$110,805	$110,485	$111,007	$112,322	$112,025

(a) Amortized cost	$14,889	$14,707	$14,919	$15,308	$15,356
(b) Market values	344	346	353	354	354
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	919,818	918,728	796,273	796,283	796,320
Treasury	4,074	5,165	5,232	5,221	5,184

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Equity

$ in millions

(unaudited)

	For the Three Months Ended		Year to Date
	June 2011	June 2010	June 2011	June 2010
Total equity, beginning	$12,192	$13,408	$14,080	$13,497
Net income attributable to Bancorp	337	192	602	182
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	121	164	77	215
Qualifying cash flow hedges	10	(14)	1	(20)
Change in accumulated other comprehensive income related to employee benefit plans	2	2	4	4

Comprehensive income	470	344	684	381
Cash dividends declared:
Common stock	(55)	(8)	(110)	(16)
Preferred stock	(9)	(51)	(33)	(103)
Issuance of common stock	—	—	1,648	—
TARP repayment	—	—	(3,408)	—
Stock-based awards exercised, including treasury shares issued	—	(3)	1	(3)
Loans repaid (issued) related to exercise of stock-based awards, net	—	—	1	—
Redemption of preferred stock warrants issued under TARP CPP	—	—	(280)	—
Stock-based compensation expense	3	11	18	22
Impact of cumulative effect of change in accounting principle	—	—	—	(77)

Total equity, ending	$12,601	$13,701	$12,601	$13,701

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	June 2011	March 2011	June 2010	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$27,970	$27,404	$26,179	2%	7%
Commercial mortgage loans	10,491	10,816	11,772	(3%)	(11%)
Commercial construction loans	1,950	2,085	3,258	(6%)	(40%)
Commercial leases	3,349	3,364	3,336	—	—
Residential mortgage loans	10,655	10,736	9,390	(1%)	13%
Home equity	11,144	11,376	12,102	(2%)	(8%)
Automobile loans	11,188	11,070	10,170	1%	10%
Credit card	1,834	1,852	1,859	(1%)	(1%)
Other consumer loans and leases	572	676	741	(15%)	(23%)
Taxable securities	15,115	15,156	16,451	—	(9%)
Tax exempt securities	96	197	154	(51%)	(60%)
Other short-term investments	1,981	1,937	4,285	2%	(54%)

Total interest-earning assets	96,345	96,669	99,698	—	(3%)
Cash and due from banks	2,356	2,268	2,163	4%	9%
Other assets	15,298	14,897	14,550	3%	5%
Allowance for loan and lease losses	(2,799)	(2,990)	(3,798)	(6%)	(26%)

Total assets	$111,200	$110,844	$112,613	—	(1%)

Liabilities
Interest-bearing liabilities:
Interest checking	$18,701	$18,539	$18,652	1%	—
Savings	21,817	21,324	19,446	2%	12%
Money market	5,009	5,136	4,679	(2%)	7%
Foreign office	3,805	3,580	3,325	6%	14%
Other time	6,738	7,363	11,336	(8%)	(41%)
Certificates - $100,000 and over	3,955	4,226	6,354	(6%)	(38%)
Other	2	1	5	77%	(54%)
Federal funds purchased	344	310	264	11%	30%
Other short-term borrowings	1,605	1,638	1,478	(2%)	9%
Long-term debt	10,527	10,255	10,876	3%	(3%)

Total interest-bearing liabilities	72,503	72,372	76,415	—	(5%)
Demand deposits	22,174	21,582	19,406	3%	14%
Other liabilities	4,129	3,809	3,229	8%	28%

Total liabilities	98,806	97,763	99,050	1%	—
Equity	12,394	13,081	13,563	(5%)	(9%)

Total liabilities and equity	$111,200	$110,844	$112,613	—	(1%)

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.35%	4.45%	4.75%
Commercial mortgage loans	4.00%	4.11%	4.10%
Commercial construction loans	3.01%	3.15%	3.15%
Commercial leases	4.06%	4.17%	4.51%
Residential mortgage loans	4.54%	4.67%	4.77%
Home equity	3.91%	3.96%	4.01%
Automobile loans	4.81%	5.10%	6.01%
Credit card	9.91%	10.43%	10.91%
Other consumer loans and leases	22.02%	18.54%	13.65%

Total loans and leases	4.54%	4.67%	4.86%
Taxable securities	3.97%	3.96%	3.93%
Tax exempt securities	6.41%	4.77%	6.98%
Other short-term investments	0.25%	0.25%	0.20%

Total interest-earning assets	4.37%	4.47%	4.51%

Interest-bearing liabilities:
Interest checking	0.26%	0.28%	0.30%
Savings	0.33%	0.43%	0.60%
Money market	0.29%	0.32%	0.42%
Foreign office	0.29%	0.31%	0.36%
Other time	2.40%	2.36%	2.70%
Certificates - $100,000 and over	2.05%	1.99%	2.13%
Other	0.02%	0.05%	0.10%
Federal funds purchased	0.11%	0.14%	0.17%
Other short-term borrowings	0.16%	0.19%	0.21%
Long-term debt	3.16%	2.95%	2.64%

Total interest-bearing liabilities	1.00%	1.02%	1.23%
Ratios:
Net interest margin (taxable equivalent)	3.62%	3.71%	3.57%
Net interest rate spread (taxable equivalent)	3.37%	3.45%	3.28%
Interest-bearing liabilities to interest-earning assets	75.25%	74.87%	76.65%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	Year to Date		% Change
	June 2011	June 2010	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$27,689	$26,239	6%
Commercial mortgage loans	10,652	11,804	(10%)
Commercial construction loans	2,017	3,518	(43%)
Commercial leases	3,356	3,402	(1%)
Residential mortgage loans	10,695	9,434	13%
Home equity	11,259	12,219	(8%)
Automobile loans	11,130	10,178	9%
Credit card	1,843	1,899	(3%)
Other consumer loans and leases	624	775	(19%)
Taxable securities	15,135	16,843	(10%)
Tax exempt securities	147	165	(12%)
Other short-term investments	1,959	3,718	(47%)

Total interest-earning assets	96,506	100,194	(4%)
Cash and due from banks	2,313	2,205	5%
Other assets	15,098	14,407	5%
Allowance for loan and lease losses	(2,894)	(3,785)	(24%)

Total assets	$111,023	$113,021	(2%)

Liabilities
Interest-bearing liabilities:
Interest checking	$18,621	$19,090	(2%)
Savings	21,572	18,960	14%
Money market	5,072	4,651	9%
Foreign office	3,693	3,043	21%
Other time	7,049	11,696	(40%)
Certificates - $100,000 and over	4,090	6,700	(39%)
Other	2	6	(72%)
Federal funds purchased	327	242	35%
Other short-term borrowings	1,622	1,464	11%
Long-term debt	10,389	11,179	(7%)

Total interest-bearing liabilities	72,437	77,031	(6%)
Demand deposits	21,880	19,115	14%
Other liabilities	3,970	3,334	19%

Total liabilities	98,287	99,480	(1%)
Equity	12,736	13,541	(6%)

Total liabilities and equity	$111,023	$113,021	(2%)

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.40%	4.68%
Commercial mortgage loans	4.06%	4.15%
Commercial construction loans	3.08%	3.03%
Commercial leases	4.12%	4.53%
Residential mortgage loans	4.60%	4.98%
Home equity	3.94%	4.01%
Automobile loans	4.95%	6.13%
Credit card	10.17%	10.83%
Other consumer loans and leases	20.14%	12.73%

Total loans and leases	4.61%	4.87%
Taxable securities	3.96%	4.08%
Tax exempt securities	5.31%	7.03%
Other short-term investments	0.25%	0.19%

Total interest-earning assets	4.42%	4.56%

Interest-bearing liabilities:
Interest checking	0.27%	0.29%
Savings	0.38%	0.64%
Money market	0.30%	0.44%
Foreign office	0.30%	0.35%
Other time	2.38%	2.73%
Certificates - $100,000 and over	2.02%	2.14%
Other	0.03%	0.05%
Federal funds purchased	0.12%	0.15%
Other short-term borrowings	0.18%	0.22%
Long-term debt	3.05%	2.64%

Total interest-bearing liabilities	1.01%	1.26%

Ratios:
Net interest margin (taxable equivalent)	3.66%	3.60%
Net interest rate spread (taxable equivalent)	3.41%	3.30%
Interest-bearing liabilities to interest-earning assets	75.06%	76.88%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	June 2011	March 2011	December 2010	September 2010	June 2010
Assets
Interest-earning assets:
Commercial and industrial loans	$27,970	$27,404	$26,509	$26,348	$26,179
Commercial mortgage loans	10,491	10,816	11,276	11,462	11,772
Commercial construction loans	1,950	2,085	2,289	2,955	3,258
Commercial leases	3,349	3,364	3,314	3,257	3,336
Residential mortgage loans	10,655	10,736	10,693	9,897	9,390
Home equity	11,144	11,376	11,655	11,897	12,102
Automobile loans	11,188	11,070	10,825	10,517	10,170
Credit card	1,834	1,852	1,844	1,838	1,859
Other consumer loans and leases	572	676	743	683	741
Taxable securities	15,115	15,156	15,367	15,580	16,451
Tax exempt securities	96	197	268	273	154
Other short-term investments	1,981	1,937	2,431	3,456	4,285

Total interest-earning assets	96,345	96,669	97,214	98,163	99,698
Cash and due from banks	2,356	2,268	2,284	2,283	2,163
Other assets	15,298	14,897	15,449	15,088	14,550
Allowance for loan and lease losses	(2,799)	(2,990)	(3,089)	(3,680)	(3,798)

Total assets	$111,200	$110,844	$111,858	$111,854	$112,613

Liabilities
Interest-bearing liabilities:
Interest checking	$18,701	$18,539	$17,578	$17,142	$18,652
Savings	21,817	21,324	20,602	19,905	19,446
Money market	5,009	5,136	4,985	4,940	4,679
Foreign office	3,805	3,580	3,733	3,592	3,325
Other time	6,738	7,363	8,490	10,261	11,336
Certificates - $100,000 and over	3,955	4,226	4,858	6,096	6,354
Other	2	1	9	4	5
Federal funds purchased	344	310	376	302	264
Other short-term borrowings	1,605	1,638	1,728	1,880	1,478
Long-term debt	10,527	10,255	10,298	10,954	10,876

Total interest-bearing liabilities	72,503	72,372	72,657	75,076	76,415
Demand deposits	22,174	21,582	21,066	19,362	19,406
Other liabilities	4,129	3,809	4,099	3,544	3,229

Total liabilities	98,806	97,763	97,822	97,982	99,050
Equity	12,394	13,081	14,036	13,872	13,563

Total liabilities and equity	$111,200	$110,844	$111,858	$111,854	$112,613

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.35%	4.45%	4.64%	4.81%	4.75%
Commercial mortgage loans	4.00%	4.11%	4.17%	3.97%	4.10%
Commercial construction loans	3.01%	3.15%	2.90%	3.06%	3.15%
Commercial leases	4.06%	4.17%	4.21%	4.34%	4.51%
Residential mortgage loans	4.54%	4.67%	4.64%	4.81%	4.77%
Home equity	3.91%	3.96%	3.98%	3.99%	4.01%
Automobile loans	4.81%	5.10%	5.41%	5.71%	6.01%
Credit card	9.91%	10.43%	10.55%	10.70%	10.91%
Other consumer loans and leases	22.02%	18.54%	18.68%	18.59%	13.65%

Total loans and leases	4.54%	4.67%	4.78%	4.85%	4.86%
Taxable securities	3.97%	3.96%	3.88%	4.06%	3.93%
Tax exempt securities	6.41%	4.77%	4.27%	4.05%	6.98%
Other short-term investments	0.25%	0.25%	0.25%	0.36%	0.20%

Total interest-earning assets	4.37%	4.47%	4.52%	4.57%	4.51%

Interest-bearing liabilities:
Interest checking	0.26%	0.28%	0.28%	0.29%	0.30%
Savings	0.33%	0.43%	0.45%	0.48%	0.60%
Money market	0.29%	0.32%	0.34%	0.39%	0.42%
Foreign office	0.29%	0.31%	0.34%	0.38%	0.36%
Other time	2.40%	2.36%	2.39%	2.57%	2.70%
Certificates - $100,000 and over	2.05%	1.99%	1.94%	1.95%	2.13%
Other	0.02%	0.05%	0.26%	0.09%	0.10%
Federal funds purchased	0.11%	0.14%	0.19%	0.17%	0.17%
Other short-term borrowings	0.16%	0.19%	0.19%	0.21%	0.21%
Long-term debt	3.16%	2.95%	2.72%	2.61%	2.64%

Total interest-bearing liabilities	1.00%	1.02%	1.04%	1.13%	1.23%

Ratios:
Net interest margin (taxable equivalent)	3.62%	3.71%	3.75%	3.70%	3.57%
Net interest rate spread (taxable equivalent)	3.37%	3.45%	3.48%	3.44%	3.28%
Interest-bearing liabilities to interest-earning assets	75.25%	74.87%	74.74%	76.48%	76.65%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	June 2011	March 2011	December 2010	September 2010	June 2010
Average Loans and Leases
Commercial:
Commercial and industrial loans	$27,909	$27,331	$26,338	$26,344	$26,176
Commercial mortgage loans	10,394	10,685	10,985	11,375	11,659
Commercial construction loans	1,918	2,030	2,171	2,885	3,160
Commercial leases	3,349	3,364	3,314	3,257	3,336

Subtotal - commercial	43,570	43,410	42,808	43,861	44,331
Consumer:
Residential mortgage loans	9,654	9,282	8,382	7,837	7,805
Home equity	11,144	11,376	11,655	11,897	12,102
Automobile loans	11,188	11,070	10,825	10,517	10,170
Credit card	1,834	1,852	1,844	1,838	1,859
Other consumer loans and leases	547	646	722	667	706

Subtotal - consumer	34,367	34,226	33,428	32,756	32,642

Total average loans and leases (excluding held for sale)	$77,937	$77,636	$76,236	$76,617	$76,973

Average loans held for sale	1,216	1,743	2,912	2,237	1,834

End of Period Loans and Leases
Commercial:
Commercial and industrial loans	$28,099	$27,344	$27,191	$26,302	$26,008
Commercial mortgage loans	10,233	10,510	10,845	10,985	11,481
Commercial construction loans	1,778	1,980	2,048	2,349	2,965
Commercial leases	3,326	3,367	3,378	3,304	3,271

Subtotal - commercial	43,436	43,201	43,462	42,940	43,725
Consumer:
Residential mortgage loans	9,849	9,530	8,956	7,975	7,707
Home equity	11,048	11,222	11,513	11,774	11,987
Automobile loans	11,315	11,129	10,983	10,738	10,285
Credit card	1,856	1,821	1,896	1,832	1,841
Other consumer loans and leases	463	562	681	750	687

Subtotal - consumer	34,531	34,264	34,029	33,069	32,507

Total portfolio loans and leases	$77,967	$77,465	$77,491	$76,009	$76,232

Core business activity	1,009	1,076	1,922	2,034	1,983
Portfolio management activity	176	216	294	699	167

Total loans held for sale	1,185	1,291	2,216	2,733	2,150

Operating lease equipment	492	513	479	470	489

Loans and Leases Serviced for Others (a):
Commercial and industrial loans	602	547	490	452	492
Commercial mortgage loans	304	328	337	335	315
Commercial construction loans	67	56	55	55	43
Commercial leases	104	118	125	133	143
Residential mortgage loans	56,026	55,447	54,234	52,433	51,325
Home equity	—	—	—	—	—
Automobile loans	—	—	—	—	—
Credit card	—	—	—	—	—
Other consumer loans and leases	—	—	—	—	—

Total loans and leases serviced for others	57,103	56,496	55,241	53,408	52,318

Total loans and leases serviced	$136,747	$135,765	$135,427	$132,620	$131,189

(a)	Fifth Third sells certain loans and leases and obtains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital (a)

$ in millions

(unaudited)

	As of
	June 2011	March 2011	December 2010	September 2010	June 2010
Tier I capital:
Bancorp shareholders’ equity	$12,572	$12,163	$14,051	$13,884	$13,701
Goodwill and certain other intangibles	(2,536)	(2,546)	(2,546)	(2,525)	(2,537)
Unrealized (gains) losses	(396)	(263)	(314)	(432)	(440)
Qualifying trust preferred securities	2,312	2,763	2,763	2,763	2,763
Other	20	12	11	8	(25)

Total tier I capital	$11,972	$12,129	$13,965	$13,698	$13,462

Total risk-based capital:
Tier I capital	$11,972	$12,129	$13,965	$13,698	$13,462
Qualifying allowance for credit losses	1,275	1,266	1,283	1,265	1,267
Qualifying subordinated notes	2,837	2,780	2,930	3,114	3,012

Total risk-based capital	$16,084	$16,175	$18,178	$18,077	$17,741

Risk-weighted assets (b)	$100,319	$99,392	$100,561	$98,904	$98,604

Ratios:
Average shareholders’ equity to average assets	11.12%	11.77%	12.52%	12.38%	12.04%

Regulatory capital:

Fifth Third Bancorp
Tier I capital	11.93%	12.20%	13.89%	13.85%	13.65%
Total risk-based capital	16.03%	16.27%	18.08%	18.28%	17.99%
Tier I leverage	11.03%	11.21%	12.79%	12.54%	12.24%
Tier I common equity	9.20%	8.99%	7.48%	7.34%	7.17%

Fifth Third Bank
Tier I capital	13.26%	13.61%	13.13%	14.48%	14.23%
Total risk-based capital	15.13%	15.49%	15.12%	16.49%	16.24%
Tier I leverage	12.25%	12.49%	12.08%	13.10%	12.75%
Tier I common equity	13.26%	13.61%	13.13%	14.48%	14.23%

(a)	Current period regulatory capital data and ratios are estimated.
(b)	Under the banking agencies’ risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	June 2011	March 2011	December 2010	September 2010	June 2010
Average loans and leases (excluding held for sale):
Commercial and industrial loans	$27,909	$27,331	$26,338	$26,344	$26,176
Commercial mortgage loans	10,394	10,685	10,985	11,375	11,659
Commercial construction loans	1,918	2,030	2,171	2,885	3,160
Commercial leases	3,349	3,364	3,314	3,257	3,336
Residential mortgage loans	9,654	9,282	8,382	7,837	7,805
Home equity	11,144	11,376	11,655	11,897	12,102
Automobile loans	11,188	11,070	10,825	10,517	10,170
Credit card	1,834	1,852	1,844	1,838	1,859
Other consumer loans and leases	547	646	722	667	706

Total average loans and leases (excluding held for sale)	$77,937	$77,636	$76,236	$76,617	$76,973

Losses charged off:
Commercial and industrial loans	($86)	($90)	($98)	($247)	($111)
Commercial mortgage loans	(51)	(58)	(83)	(271)	(85)
Commercial construction loans	(21)	(27)	(15)	(126)	(45)
Commercial leases	—	(1)	(1)	(1)	(1)
Residential mortgage loans	(37)	(67)	(63)	(205)	(85)
Home equity	(58)	(66)	(68)	(69)	(64)
Automobile loans	(18)	(28)	(28)	(27)	(32)
Credit card	(31)	(33)	(35)	(38)	(44)
Other consumer loans and leases	(41)	(27)	(8)	(8)	(5)

Total losses	(343)	(397)	(399)	(992)	(472)

Recoveries of losses previously charged off:
Commercial and industrial loans	10	7	13	10	7
Commercial mortgage loans	4	4	3	3	7
Commercial construction loans	1	1	4	5	2
Commercial leases	2	—	4	—	1
Residential mortgage loans	1	2	1	1	—
Home equity	4	3	3	3	3
Automobile loans	10	8	9	10	12
Credit card	3	2	2	2	2
Other consumer loans and leases	4	3	4	2	4

Total recoveries	39	30	43	36	38

Net losses charged off:
Commercial and industrial loans	(76)	(83)	(85)	(237)	(104)
Commercial mortgage loans	(47)	(54)	(80)	(268)	(78)
Commercial construction loans	(20)	(26)	(11)	(121)	(43)
Commercial leases	2	(1)	3	(1)	—
Residential mortgage loans	(36)	(65)	(62)	(204)	(85)
Home equity	(54)	(63)	(65)	(66)	(61)
Automobile loans	(8)	(20)	(19)	(17)	(20)
Credit card	(28)	(31)	(33)	(36)	(42)
Other consumer loans and leases	(37)	(24)	(4)	(6)	(1)

Total net losses charged off	($304)	($367)	($356)	($956)	($434)

Net charge-off Ratios:
Commercial and industrial loans	1.10%	1.22%	1.27%	3.57%	1.58%
Commercial mortgage loans	1.83%	2.04%	2.86%	9.34%	2.68%
Commercial construction loans	4.09%	5.24%	1.88%	16.58%	5.46%
Commercial leases	(0.25%)	0.04%	(0.34%)	0.10%	(0.01%)
Residential mortgage loans	1.50%	2.82%	2.93%	10.37%	4.35%
Home equity	1.94%	2.23%	2.20%	2.19%	2.03%
Automobile loans	0.29%	0.73%	0.68%	0.65%	0.80%
Credit card	6.08%	6.60%	7.12%	7.68%	9.05%
Other consumer loans and leases	26.47%	17.16%	4.09%	3.88%	0.31%

Total net charge-off ratio	1.56%	1.92%	1.86%	4.95%	2.26%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	June 2011	March 2011	December 2010	September 2010	June 2010
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$2,805	$3,004	$3,194	$3,693	$3,802
Total net losses charged off	(304)	(367)	(356)	(956)	(434)
Provision for loan and lease losses	113	168	166	457	325

Allowance for loan and lease losses, ending	$2,614	$2,805	$3,004	$3,194	$3,693

Reserve for unfunded commitments, beginning	$211	$227	$231	$254	$260
Provision for unfunded commitments	(14)	(16)	(4)	(23)	(6)

Reserve for unfunded commitments, ending	$197	$211	$227	$231	$254

Components of allowance for credit losses:
Allowance for loan and lease losses	$2,614	$2,805	$3,004	$3,194	$3,693
Reserve for unfunded commitments	197	211	227	231	254

Total allowance for credit losses	$2,811	$3,016	$3,231	$3,425	$3,947

Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$485	$477	$473	$525	$731
Commercial mortgage loans	417	415	407	464	773
Commercial construction loans	147	159	182	211	383
Commercial leases	16	11	11	30	45
Residential mortgage loans	145	140	152	124	282
Home equity	26	24	23	23	21
Automobile loans	1	1	1	1	1
Other consumer loans and leases	3	60	84	—	—

Total nonaccrual portfolio loans and leases	1,240	1,287	1,333	1,378	2,236
Restructured loans and leases - commercial (non accrual)	188	149	141	31	48
Restructured loans and leases - consumer (non accrual)	211	209	206	175	246

Total nonperforming portfolio loans and leases	1,639	1,645	1,680	1,584	2,530
Repossessed property	15	20	27	29	16
Other real estate owned	434	461	467	469	423

Total nonperforming assets (a)	2,088	2,126	2,174	2,082	2,969
Nonaccrual loans held for sale	147	184	247	680	163
Restructured loans - commercial (non accrual) held for sale	29	32	47	19	4

Total nonperforming assets including loans held for sale	$2,264	$2,342	$2,468	$2,781	$3,136

Restructured portfolio consumer loans and leases (accrual)	$1,593	$1,573	$1,560	$1,588	$1,602
Restructured portfolio commercial loans and leases (accrual)	$266	$243	$228	$146	$113

Ninety days past due loans and leases:
Commercial and industrial loans	$7	$8	$16	$29	$48
Commercial mortgage loans	12	8	11	29	53
Commercial construction loans	48	23	3	5	37
Commercial leases	1	—	—	1	4

Total commercial loans and leases	68	39	30	64	142

Residential mortgage loans	87	98	100	111	107
Home equity	84	84	89	87	90
Automobile loans	10	9	13	13	12
Credit card	30	36	42	42	46
Other consumer loans and leases	—	—	—	—	—

Total consumer loans and leases	211	227	244	253	255

Total ninety days past due loans and leases	$279	$266	$274	$317	$397

Ratios
Net losses charged off as a percent of average loans and leases	1.56%	1.92%	1.86%	4.95%	2.26%
Allowance for loan and lease losses:
As a percent of loans and leases	3.35%	3.62%	3.88%	4.20%	4.85%
As a percent of nonperforming loans and leases (a)	160%	170%	179%	202%	146%
As a percent of nonperforming assets (a)	125%	132%	138%	153%	124%
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	2.09%	2.11%	2.15%	2.07%	3.30%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	2.66%	2.73%	2.79%	2.72%	3.87%
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	2.84%	2.96%	3.08%	3.51%	3.98%

(a)	Does not include nonaccrual loans held for sale

Fifth Third Bancorp and Subsidiaries

Regulation G Non-GAAP Reconcilation

$ and shares in millions

(unaudited)

	For the Three Months Ended
	June 2011	March 2011	December 2010	September 2010	June 2010
Net income available to common shareholders (U.S. GAAP)	328	88	270	175	130
Add: Intangible amortization, net of tax	4	5	7	7	7

Tangible net income available to common shareholders	332	93	277	182	137
Tangible net income available to common shareholders (annualized) (a)	1,332	377	1,099	722	550

Average Bancorp shareholders’ equity (U.S. GAAP)	12,365	13,052	14,007	13,852	13,563
Less: Average preferred stock	398	1,557	3,648	3,637	3,626
Average goodwill	2,417	2,417	2,417	2,417	2,417
Average intangible assets	52	59	67	78	88

Average tangible common equity (b)	9,498	9,019	7,875	7,720	7,432

Total Bancorp shareholders’ equity (U.S. GAAP)	12,572	12,163	14,051	13,884	13,701
Less: Preferred stock	(398)	(398)	(3,654)	(3,642)	(3,631)
Goodwill	(2,417)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(49)	(55)	(62)	(72)	(83)

Tangible common equity, including unrealized gains / losses (c)	9,708	9,293	7,918	7,753	7,570
Less: Accumulated other comprehensive income / loss	(396)	(263)	(314)	(432)	(440)

Tangible common equity, excluding unrealized gains / losses (d)	9,312	9,030	7,604	7,321	7,130
Add back: Preferred stock	398	398	3,654	3,642	3,631

Tangible equity (e)	9,710	9,428	11,258	10,963	10,761

Total assets (U.S. GAAP)	110,805	110,485	111,007	112,322	112,025
Less: Goodwill	(2,417)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(49)	(55)	(62)	(72)	(83)

Tangible assets, including unrealized gains / losses (f)	108,339	108,013	108,528	109,833	109,525
Less: Accumulated other comprehensive income / loss, before tax	(609)	(405)	(483)	(665)	(677)

Tangible assets, excluding unrealized gains / losses (g)	107,730	107,608	108,045	109,168	108,848

Total Bancorp shareholders’ equity (U.S. GAAP)	12,572	12,163	14,051	13,884	13,701
Goodwill and certain other intangibles	(2,536)	(2,546)	(2,546)	(2,525)	(2,537)
Unrealized gains	(396)	(263)	(314)	(432)	(440)
Qualifying trust preferred securities	2,312	2,763	2,763	2,763	2,763
Other	20	12	11	8	(25)

Tier I capital	11,972	12,129	13,965	13,698	13,462
Less: Preferred stock	(398)	(398)	(3,654)	(3,642)	(3,631)
Qualifying trust preferred securities	(2,312)	(2,763)	(2,763)	(2,763)	(2,763)
Qualifying noncontrolling interest in consolidated subsidiaries	(30)	(30)	(30)	(30)	—

Tier I common equity (h)	9,232	8,938	7,518	7,263	7,068

Common shares outstanding (i)	920	919	796	796	796

Risk-weighted assets, determined in accordance with prescribed regulatory requirements (j)	100,319	99,392	100,561	98,904	98,604

Ratios:
Return on average tangible common equity (a) / (b)	14.02%	4.18%	13.95%	9.35%	7.40%
Tangible equity (e) / (g)	9.01%	8.76%	10.42%	10.04%	9.89%
Tangible common equity (excluding unrealized gains/losses) (d) / (g)	8.64%	8.39%	7.04%	6.70%	6.55%
Tangible common equity (including unrealized gains/losses) (c) / (f)	8.96%	8.60%	7.30%	7.06%	6.91%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (d) / (j)	9.28%	9.09%	7.56%	7.40%	7.23%
Tangible book value per share (c) / (i)	10.55	10.11	9.94	9.74	9.51
Tier I common equity (h) / (j)	9.20%	8.99%	7.48%	7.34%	7.17%

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

For the three months ended June 30, 2011	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	339	359	81	28	62	869
Provision for loan and lease losses	(147)	(98)	(55)	(4)	191	(113)

Net interest income after provision for loan and lease losses	192	261	26	24	253	756
Total noninterest income	163	213	167	95	18	656
Total noninterest expense	(280)	(393)	(147)	(104)	23	(901)

Net income before taxes	75	81	46	15	294	511
Applicable income taxes (a)	11	(29)	(16)	(5)	(135)	(174)

Net income	86	52	30	10	159	337
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—

Net income attributable to Bancorp	86	52	30	10	159	337
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	86	52	30	10	150	328

For the three months ended March 31, 2011	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	333	336	93	28	94	884
Provision for loan and lease losses	(152)	(113)	(97)	(5)	199	(168)

Net interest income after provision for loan and lease losses	181	223	(4)	23	293	716
Total noninterest income	175	201	116	98	(6)	584
Total noninterest expense	(274)	(392)	(157)	(107)	12	(918)

Net income before taxes	82	32	(45)	14	299	382
Applicable income taxes (a)	7	(11)	16	(5)	(124)	(117)

Net income	89	21	(29)	9	175	265
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—

Net income attributable to Bancorp	89	21	(29)	9	175	265
Dividends on preferred stock	—	—	—	—	177	177

Net income available to common shareholders	89	21	(29)	9	(2)	88

For the three months ended December 31, 2010	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	390	357	108	29	35	919
Provision for loan and lease losses	(135)	(117)	(93)	(11)	190	(166)

Net interest income after provision for loan and lease losses	255	240	15	18	225	753
Total noninterest income	170	225	159	90	12	656
Total noninterest expense	(266)	(390)	(157)	(108)	(66)	(987)

Net income before taxes	159	75	17	—	171	422
Applicable income taxes (a)	(17)	(26)	(6)	—	(39)	(88)

Net income	142	49	11	—	132	334
Net income (loss) attributable to noncontrolling interest	—	—	—	—	1	1

Net income attributable to Bancorp	142	49	11	—	131	333
Dividends on preferred stock	—	—	—	—	63	63

Net income available to common shareholders	142	49	11	—	68	270

For the three months ended September 30, 2010	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	389	381	105	35	6	916
Provision for loan and lease losses	(559)	(150)	(235)	(12)	499	(457)

Net interest income after provision for loan and lease losses	(170)	231	(130)	23	505	459
Total noninterest income	139	227	225	88	148	827
Total noninterest expense	(246)	(387)	(146)	(101)	(99)	(979)

Net income (loss) before taxes	(277)	71	(51)	10	554	307
Applicable income taxes (a)	132	(25)	18	(4)	(190)	(69)

Net income (loss)	(145)	46	(33)	6	364	238
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—

Net income (loss) attributable to Bancorp	(145)	46	(33)	6	364	238
Dividends on preferred stock	—	—	—	—	63	63

Net income (loss) available to common shareholders	(145)	46	(33)	6	301	175

For the three months ended June 30, 2010	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	390	385	93	36	(17)	887
Provision for loan and lease losses	(188)	(125)	(114)	(8)	110	(325)

Net interest income after provision for loan and lease losses	202	260	(21)	28	93	562
Total noninterest income	164	229	122	87	18	620
Total noninterest expense	(241)	(397)	(132)	(100)	(65)	(935)

Net income (loss) before taxes	125	92	(31)	15	46	247
Applicable income taxes (a)	(9)	(33)	13	(5)	(21)	(55)

Net income (loss)	116	59	(18)	10	25	192
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—

Net income (loss) attributable to Bancorp	116	59	(18)	10	25	192
Dividends on preferred stock	—	—	—	—	62	62

Net income (loss) available to common shareholders	116	59	(18)	10	(37)	130

(a)	Includes taxable equivalent adjustments of $5 million for the three months ended June 30, 2011, March 31, 2011 and December 31, 2010, $4 million for the three months ended September 30, 2010 and $5 million for the three months ended June 30, 2010.